EXHIBIT 11(b)

         AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

            CALCULATION OF FULLY-DILUTED EARNINGS PER SHARE
                              (Unaudited)

                                                   Three Months Ended
                                                        March 31,
                                                   1994           1993

Weighted average number of common shares
 outstanding                                    10,226,758       7,872,797
Assumed exercise of certain options                 65,877          61,021
                                                10,292,635       7,933,818

Income (loss) before extraordinary loss and
 cumulative effect of accounting changes      $    683,000    $ (4,966,000)
Extraordinary loss from early extinguishment
 of debt                                                 -      (2,862,000)
Cumulative effect of accounting changes                  -     (27,200,000)
  Net income (loss)                           $    683,000    $(35,028,000)

Fully-diluted earnings per share:
 Income (loss) before extraordinary loss and
  cumulative effect of accounting changes           $  .07          $ (.63)
 Extraordinary loss from early extinguishment
  of debt                                                -            (.36)
 Cumulative effect of accounting changes                 -           (3.43)*
   Net income (loss)                                $  .07          $(4.42)*

*Anti-dilutive